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                                                                   EXHIBIT 21.01
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                                Subsidiaries of
                   Occupational Health + Rehabilitation Inc

Occupational Orthopaedic Center, Inc.,
    a Rhode Island corporation

NEB Occupational Health,
    a Massachusetts general partnership

CM Occupational Health, Limited Liability Company, a Maine limited liability company
    (also doing business as The Health Center)

Argosy Health Northeast,
    a Massachusetts general partnership

OHR/MMC, Limited Liability Company,
    a Maine limited liability company
    (also doing business as OH+R, an affiliate of Maine Health (an LLC))

Kent/OH+R, LLC,
    a Rhode Island limited liability company